Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tejas Incorporated:

We consent to the use of our report dated March 15, 2003, except for note 1 to those consolidated financial statements, which is as of December 9, 2004, with respect to the consolidated statement of financial condition of Tejas Incorporated (formerly Westech Capital Corp.) as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2002, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Austin, Texas
February 1, 2005